Exhibit 10.03

STATE OF NORTH CAROLINA

COUNTY OF HYDE

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, made this 23rd day of December, 2008, by and between THE EAST CAROLINA BANK, a North Carolina corporation (“ECB”) and GARY M. ADAMS, a resident of Dare County, North Carolina (the “Officer”);

WITNESSETH:

WHEREAS, the Officer has been working for ECB for a period of time;

AND WHEREAS, the Officer and ECB have previously entered into an agreement dated April 1, 1999, under which the Officer would be entitled to certain payments in the event that his employment was terminated under specified circumstances following a change in control of ECB or its parent company (the “Original Agreement”);

AND WHEREAS, the Officer and ECB have agreed to certain modifications of and to restate their Original Agreement as described herein;

AND WHEREAS, the parties hereto wish to formalize their arrangement as set out herein;

AND WHEREAS, this Amended and Restated Agreement is intended to supersede and replace the Original Agreement;

AND WHEREAS both parties fully understand the terms of this agreement and stipulate that the same are just, fair, and equitable to both parties hereto.

NOW THEREFORE, the parties hereto agree to as follows:

1. ECB hereby engages the employment of the Officer and the Officer hereby accepts such engagement of employment upon the terms and conditions as herein stated. ECB and the Officer each agree that this Amended and Restated Agreement supersedes and replaces in its entirety their Original Agreement dated April 1, 1999.

2. The Officer shall render such administrative, managerial, and other services to ECB, its parents, subsidiaries, and sister companies as are customarily performed by persons situated in a similar capacity as well as such other and additional duties and services as may be directed by the Board of Directors, the President, and all officers having authority senior to that of the Officer. The Officer shall perform his duties and responsibilities under this agreement in accordance with reasonable standards expected of employees with comparable organizations and the Bank’s policies and procedures and as may be established by the Board of Directors of ECB and its designees. Because ECB is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder.

3. During the term of this agreement, ECB shall pay to the Officer for the services to be rendered by him for ECB a base salary in such amounts and at such intervals, in accordance with ECB’s normal payroll policies and procedures, as may be commensurate with his duties and responsibilities hereunder as determined by the Board of Directors and its designees. In addition, ECB will provide the Officer such additional incentives, compensations, bonuses and other benefits as it may determine from time to time.

4. Either party shall have the absolute right to terminate this agreement at any time, without cause, upon giving the other party thirty (30) days prior written notice. ECB shall have the right, but not the obligation, to pay to the Officer thirty (30) days salary in lieu of any notice to be given by it, which payment shall be made in a lump sum paid to the Officer within 30 days following the effective date of termination of the Officer’s employment giving rise to his right to receive such payment. ECB shall have the right to waive any notice to which it might be entitled hereunder and to immediately terminate the employment of the Officer without further payment at such time as the Officer gives ECB notice of his intention to terminate this agreement. ECB shall have the right to immediately terminate this agreement at any time with cause without further obligation to the Officer. The term “with cause” includes, but is not limited to, personal dishonesty, incompetence, willful material misconduct, breach of fiduciary duty, failure to perform the obligations of the Officer as stated herein, willful violation of any law, rule, or regulation (other than minor traffic infractions), or any material breach of any provision of this agreement.

5. In the event of the involuntary termination of the Officer’s employment without cause within ninety (90) days of any change of control of ECB or its parent company, or, in the event of a voluntary termination of the Officer’s employment within ninety (90) days after any change of control of ECB under which the Officer shall have incurred a material reduction of salary or in responsibilities, then the Officer shall be entitled to receive the greater of:

(a)	The lump sum severance payment offered by the corporation in such notice of termination, or,

(b)	A lump sum equal to 150.00% of the average annual salary paid to the Officer over the three prior 12-month periods, plus a lump sum equal to 150.00% of the average annual cash bonuses and cash incentives paid to the Officer over the three prior 12-month periods (exclusive of any stock options, stock grants, or the exercise of any stock options), plus the Officer will be carried on the medical insurance program (if any) of the Corporation for 18 calendar months after such termination, or, if shorter, for the period during which continued medical insurance is available to the Officer under ECB’s medical insurance program under COBRA.

The provisions of this Paragraph 5 shall only be applicable to situations relating to a change of control of ECB or its parent company. As use herein, the phrase “change of control” shall mean the direct or indirect acquisition by another person, firm or corporation, by merger, share exchange, consolidation, purchase or otherwise, all or substantially all of the assets or stock of ECB or its parent company.

In the case of a voluntary termination of the Officer’s employment following a change in control of ECB as described in this Paragraph 5(f), the Officer shall not be entitled to receive any payments under this Agreement unless (i) prior to such voluntary termination, and within 90 days following the change in control in connection with which the event or circumstances described above (the “Good Reason”) occurred which gave rise to the Officer’s right to terminate as described above, the Officer shall have given ECB written notice of the occurrence of the Good Reason and the Officer’s intention to terminate his employment, and (ii) ECB shall not have corrected, cured or remedied the Good Reason with 30 days following its receipt of the Officer’s written notice. If the Good Reason is not corrected, cured or remedied by ECB during the Cure Period, the Officer’s termination of employment shall be deemed to be effective upon expiration of the Cure Period.

The lump sum payment described in this Paragraph 5 shall be paid to the Officer within 10 business days following the effective date of termination of the Officer’s employment giving rise to his right to receive such payment.

6. The Officer agrees that he will devote his full efforts and entire business time to the performance of his duties and responsibilities under this agreement.

7. The Officer will hold in strict confidence, during the term of this agreement and at all times thereafter, all knowledge and information of a confidential nature with respect to the business of ECB, its parent company, its subsidiaries, and its sister corporations, received during the term of his employment with ECB and will not disclose or make use of such information without the prior written consent of ECB.

8. The Officer stipulates that it would be difficult or impossible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of Paragraphs 6 or 7 hereof. The Officer further stipulates that in the event of a breach of one or more of those two Paragraphs injunctive relief enforcing the terms of the same, alone or together with additional forms of relief is an appropriate remedy.

9. Notwithstanding anything contained in this Agreement to the contrary:

(a) the terms used in this Agreement shall be defined and interpreted in a manner that is consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, as applicable (“Section 409A”), and in the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A;

(b) to the extent the Officer is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Section 409A, as applicable;

(c) in the case of a payment upon the termination of the Officer’s employment, no payment shall be made under this Agreement unless the termination of employment constitutes a “separation from service” under Section 409A, and, if ECB determines that the Officer is a “specified employee” within the meaning of Section 409A on the date of any such separation from service (the “Separation from Service Date”), then any lump-sum payment (including reimbursement for expenses) which ECB is obligated to pay to the Officer under

Paragraph 5 that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to the Officer in a lump sum on the date that is six months and one week after the Separation from Service Date;

(d) to the extent the Officer is entitled to the reimbursement of any expenses or in-kind benefit under the provisions of this Agreement that is subject to Section 409A, the right to such reimbursement or benefit shall not be subject to exchange for another benefit and such reimbursement shall be paid by ECB no later than two and one-half months after the year in which the expense is incurred, except as otherwise provided in Section 409A; and

(e) this Agreement may be amended at any time by ECB, without the Officer’s consent, to the extent necessary to comply with and avoid the imposition on the Officer of an excise tax under Section 409A; provided, however, that in the event that the terms of this Agreement shall be deemed not to comply with Section 409A, ECB shall not be liable to the Officer for any income or excise taxes or any other amounts payable by the Officer with respect to any payments made hereunder or for any actions, decisions or determinations made by ECB in good faith.

The purpose of this Paragraph 9 is to comply with Section 409A.

10. It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by ECB for federal income tax purposes to the maximum extent permissible under applicable law and regulations, and that no such payments result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, if the Compensation Committee of ECB’s Board of Directors, based upon the advice of ECB’s independent certified public accountants or legal counsel, reasonably believes that any payments to be made to or for the benefit of the Officer under this Agreement on account of a Change in Control (whether separately or in combination with other payments to be made to or for the benefit of the Officer pursuant to any other agreements or arrangements) would be deemed to be “parachute payments” as that term is defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Section 280G(e) of the Code, then the payments provided for under this Agreement or any such other payments may be modified or reduced in amount by ECB to the extent (but only to the extent) which, based on the advice of ECB’s independent certified public accountants or legal counsel, the Compensation Committee of ECB’s Board of Directors in good faith deems to be necessary to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code and the disallowance of a deduction to ECB under Section 280G(a) of the Code.

In the event the amount of any payments are required to be reduced pursuant to this Paragraph 10, the last payments in time shall be reduced first, and if any payments to be reduced otherwise would be made at the same time, payments other than cash shall be reduced first.

11. This agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of North Carolina, and any actions relating to or arising from this agreement shall be litigated only in the North Carolina General Court of Justice.

12. This agreement shall inure to the benefit of, and be binding upon, any corporate or other successor of ECB and its parent company which shall acquire, directly or indirectly by merger, share exchange, consolidation, purchase or otherwise, all or substantially all of the assets or stock of ECB or its parent company.

13. The employee stipulates that he has read this agreement and understands the same, and that he has been advised that he should consult independent counsel prior to executing this document.

14. Except as otherwise provided in Paragraph 9(e), no provision of this agreement can be modified, waived, or discharged unless such waiver, modification, or discharge has been agreed to in writing, signed by the Officer and on behalf of ECB by such person as has been specifically designated by the Board of Directors of ECB or its parent company. No waiver by either party hereto at any time of any breach by the other party hereto shall be deemed a waiver of the right for such other party to insist on the full compliance with this agreement at any future time. All prior negotiations, agreements, and discussions between the parties hereto are merged herein.

15. Where applicable, any obligations and duties of the Officer to ECB hereunder shall include a like obligation to ECB’s parent company, its subsidiaries and its sister companies.

16. The provisions of this agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or the enforceability of the other provisions hereof.

IN TESTIMONY WHEREOF, ECB has caused this instrument to be signed in its corporate name by its president by authority duly given by its Board of Directors and the Officer has hereunto set his hand and seal, the day and year first above written in duplicate originals, one of which is retained by each of the parties hereto.

THE EAST CAROLINA BANK

By:	/s/ Arthur H. Keeney III
Arthur H. Keeney III
President and Chief Executive Officer

	/s/ Gary M. Adams	(SEAL)
Gary M. Adams

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